VALHI REPORTS FOURTH QUARTER 2009 RESULTS

DALLAS, TEXAS . . March 10, 2010.  Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $3.6 million, or $.03 per diluted share, in the fourth quarter of 2009 as compared to net income of $28.5 million, or $.25 per diluted share, in the fourth quarter of 2008.  For the full year of 2009, Valhi reported a net loss attributable to Valhi stockholders of $34.2 million, or $.30 per diluted share, compared to a net loss of $.8 million, or $.01 per diluted share, in the full year of 2008.

The Chemicals Segment’s sales increased $54.9 million in the fourth quarter of 2009 compared to the fourth quarter of 2008.   Net sales of $1,142.0 million for the full year of 2009 were $174.9 million lower than the full year of 2008.  Net sales increased in the fourth quarter of 2009 primarily due to higher TiO2 sales volumes and the favorable effect of fluctuations in currency exchange rate, which increased sales by approximately $20 million, partially offset by lower average selling prices.  For the full year period, net sales were lower in 2009 primarily due to lower sales volumes and average selling prices and the unfavorable effect of fluctuations in currency exchange rates, which decreased sales by approximately $35 million.  Although the Chemicals Segment’s average selling prices were 5% lower in the fourth quarter of 2009 as compared to the fourth quarter of 2008, the Chemicals Segment’s average selling prices at the end of the fourth quarter 2009 were 2% higher than at the end of the third quarter 2009.  The table at the end of this release shows how each of these items impacted the overall change in sales.

The Chemicals Segment’s operating income for the fourth quarter of 2009 was $12.6 million compared with $21.4 million in the fourth quarter of 2008.  For the year-to-date period, the Chemicals Segment’s operating loss was $10.6 million compared with operating income of $52.0 million for the full year of 2008.  The Chemicals Segment’s operating income decreased in the fourth quarter of 2009 as compared to the fourth quarter of 2008 due to lower average TiO2 selling prices and the unfavorable effect of fluctuations in currency exchange rates, which decreased operating income by approximately $10 million.  For the full year 2009, operating income declined primarily due to the negative effects of production curtailments in the first half of the year, which resulted in higher manufacturing costs per ton of pigment production during the year, as well as the effect of lower sales volumes and lower average TiO2 selling prices.  This was partially offset by lower maintenance costs and the favorable effects of fluctuations in currency exchange rates, which increased segment profit by approximately $40 million.  The Chemicals Segment’s TiO2 production volumes were 1% lower in the fourth quarter of 2009 and 22% lower in the full year 2009 as compared to the same periods in 2008.  Finished goods inventories at December 31, 2009, which represented approximately 2 months of average sales, were lower compared to December 31, 2008.

The Component Products Segment’s sales decreased $8.4 million in the fourth quarter of 2009 as compared to the same quarter of 2008, and declined $49.4 million in the year-to-date period, primarily due to lower order rates from its customers resulting from unfavorable economic conditions in North America. The Component Products Segment’s operating loss was $2.0 million in the fourth quarter of 2009 compared to operating income of $3.2 million in the same period of 2008. The Component Products Segment’s operating loss was $4.0 million in the full year of 2009 compared to operating income of $5.5 million in the full year of 2008 which included a $10.1 million goodwill impairment charge ($.06 per diluted share, net of noncontrolling interest) related to our marine components reporting unit.  These declines in operating income were primarily due to reduced coverage of overhead and fixed manufacturing costs from lower sales volume and the related under-utilized capacity, which was partially offset by cost reductions implemented in response to lower sales.  The year-to-date 2009 operating loss also includes $5.3 million related to a write-down of assets held for sale and patent litigation expenses ($2.1 million in the fourth quarter).

The Waste Management Segments’ sales increased in both the fourth quarter and full year of 2009 compared to the same periods in 2008.   The Waste Management Segments’ operating loss increased, in part because we have not achieved sufficient revenues to offset the higher cost structure associated with operating under our new byproduct disposal license as well as because we have not been able to undertake new projects without the receipt of our pending licenses and completion of our new disposal facilities.  The Waste Management Segment is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase its waste management sales and decrease its waste management operating loss.  In this regard, in January 2009, the Texas Commission on Environmental Quality (“TCEQ”) issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  Construction of the LLRW site is expected to commence in mid-2010, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in early 2011.

Litigation settlement gains in 2009 include (i) a second quarter gain of $11.1 million ($6.0 million, or $.05 per share, net of income taxes and noncontrolling interest) related to the second closing associated with the settlement of condemnation proceedings on certain real property NL formerly owned that is subject to environmental remediation and (ii) a first quarter gain of $12.0 million ($7.8 million, or $.07 per diluted share, net of income taxes) related to amounts we received in recovery of past environmental remediation and is related legal costs we had previously incurred.  The $6.3 million gain ($4.1 million or $.04 per diluted share, net of income taxes) on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to Amalgamated Sugar Company LLC.   The 2008 litigation settlement gain of $47.9 million ($25.8 million, or $.23 per diluted share, net of income taxes and noncontrolling interest) relates to the initial October 2008 closing contained in a settlement agreement related to condemnation proceedings on certain real property formerly owned by NL.

Securities earnings were higher in the full year of 2008 as compared to the same period of 2009 primarily due to $4.3 million of interest income ($2.3 million, or $.02 per diluted share, net of income taxes and noncontrolling interest) related to certain escrow funds that were received by NL in the second quarter of 2008.  Insurance recoveries relate principally to NL’s receipt from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and noncontrolling interest) aggregated $.02 per diluted share in the full year 2009 compared to $.04 per diluted share in the same period of 2008.

General corporate expenses were higher in 2009 as compared to 2008 due to higher defined benefit pension expense, partially offset by lower litigation and environmental and related costs for the full year of 2009 at NL.  Interest expense was lower in the full year 2009 primarily due the favorable effects of currency exchange rates on the Chemicals Segments’ European debt and lower debt balances at our Component Products Segment.

Valhi’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in all periods of 2008 and 2009.  The Company’s income tax benefit in 2009 includes income tax benefits of $7.1 million in the third quarter and $6.9 million in the fourth quarter ($.06 and $.05 per diluted share, net of noncontrolling interest, respectively), due to a net decrease in the Company’s reserves for uncertain tax positions.  The Company’s income tax benefit in 2008 includes a second quarter $7.2 million non-cash deferred income tax benefit ($.04 per diluted share, net of noncontrolling interest) related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to Kronos’ German operations and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.  In addition, the Company’s provision for income taxes in 2008 includes an $5.6 million non-cash income tax charge ($.05 per diluted share, net of noncontrolling interest), mostly in the fourth quarter, due to a net increase in the Company’s reserves for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”)operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in our raw material and other operating costs (such as energy costs);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and CompX’s patent litigation);
•	Uncertainties associated with the development of new product features;
•	Our ability to comply with covenants contained in our revolving bank credit facilities; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009
	(unaudited)

Net sales
Chemicals	$246.9	$301.8	$1,316.9	$1,142.0
Component products	37.4	29.0	165.5	116.1
Waste management	.8	10.3	2.9	14.0

Total net sales	$285.1	$341.1	$1,485.3	$1,272.1

Operating income (loss)
Chemicals	$21.4	$12.6	$52.0	$(10.6)
Component products	3.2	(2.0)	5.5	(4.0)
Waste management	(5.9)	(4.8)	(21.5)	(27.0)

Total operating income (loss)	18.7	5.8	36.0	(41.6)

Equity in losses of investee	(.2)	(.3)	(1.0)	(1.1)

General corporate items, net:
Securities earnings	6.5	6.6	30.7	26.6
Insurance recoveries	7.2	.5	9.6	4.6
Gain on litigation settlements	47.9	.1	47.9	23.1
Gain on sale of business	-	-	-	6.3
General expenses, net	(13.4)	(13.6)	(32.9)	(40.1)
Interest expense	(15.9)	(16.8)	(68.7)	(66.7)

Income (loss) before income taxes	50.8	(17.7)	21.6	(88.9)

Provision for income taxes (benefit)	15.7	(14.2)	16.7	(50.8)

Net income (loss)	35.1	(3.5)	4.9	(38.1)

Noncontrolling interest in net income (loss) of subsidiaries	6.6	.1	5.7	(3.9)

Net income (loss) attributable to Valhi stockholders	$28.5	$(3.6)	$(.8)	$(34.2)

Basic and diluted net income (loss) attributable to Valhi stockholders per share	$.25	$(.03)	$(.01)	$(.30)

Basic and diluted weighted average shares outstanding	114.4	114.3	114.4	114.3

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended December 31, 2009 vs. 2008	Year ended December 31, 2009 vs. 2008
	(unaudited)

Percent change in net sales:
TiO2 product pricing	(5)%	(1)%
TiO2 sales volumes	25	(7)
TiO2 product mix	(6)	(2)
Changes in currency exchange rates	8	(3)

Total	22%	(13)%